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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated May 19, 2009 on the financial statements of the RiverSource Equity Value Fund, RiverSource Partners Small Cap Growth Fund, and the RiverSource Small Cap Advantage Fund of the RiverSource Strategy Series, Inc. included in the Annual Reports for the period ended March 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A, No. 2-89288) of the RiverSource Strategy Series, Inc.


                                         /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 26, 2009